UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 22, 2008
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 22, 2008, Socket Mobile, Inc. (the "Company") received a letter from NASDAQ Stock Market (the "NASDAQ Letter") indicating that NASDAQ has suspended for a three-month period, effective October 16, 2008, the enforcement of the rule requiring a minimum bid price and market value of publicly held shares (the "Rule"). NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension. NASDAQ has stated that, given the current extraordinary market conditions, this suspension will remain in effect through Friday, January 16, 2009 and that the Rule will be reinstated on Monday, January 19, 2009.

As previously announced on June 10, 2008, the listing of the Company's common stock was transferred from the NASDAQ Global Market to the NASAQ Capital Market effective on June 9, 2008, and the Company expected to be afforded an additional compliance period of 180 calendar days, or until December 8, 2008, to comply with the minimum bid price requirement of the NASDAQ Capital Market. As a result of the three-month suspension by NASDAQ, the Company now has until March 10, 2009 to regain compliance with the Rule.

If compliance with the Rule cannot be demonstrated by March 10, 2009, the NASDAQ Letter indicates that the NASDAQ Staff will provide written notification that the Company's common stock will be delisted, after which the Company may appeal the NASDAQ Staff determination to the NASDAQ Listing Qualifications Panel.

In order to regain compliance with the Rule, the Company has effected a reverse stock split as described under Item 5.03 below.

Item 3.03 Material Modifications to the Rights of Security Holders

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 23, 2008, at its annual meeting of stockholders, the Company received stockholder approval of a proposal authorizing the Company's Board of Directors, in its discretion, to effect a reverse stock split of the Company's common stock, par value $0.001 per share (the "Common Stock"), at a ratio within a range of from one-for-five to one-for-ten shares. On October 22, 2008, the Company's Board of Directors approved the implementation of the reverse stock split at a ratio of one-for-ten shares (the "Reverse Stock Split").

On October 23, 2008, the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation (the "Certificate of Amendment") with the Secretary of State of the State of Delaware to effect the Reverse Stock Split at 5pm Eastern time on October 23, 2008.

On October 24, 2008 the common stock began trading at the Reverse Stock Split ratio. Each ten (10) shares of Common Stock, par value $0.001 per share, of the Company issued and outstanding were, automatically and without any action on the part of the respective holders thereof, combined and reconstituted as one (1) share of Common Stock, par value $0.001 per share, of the Company. The Reverse Stock Split reduced the number of outstanding shares of Common Stock from approximately 32,300,129 shares to approximately 3,230,012 shares. Holders of a fractional share of Common Stock as a result of the Reverse Stock Split are entitled to receive a cash amount (without interest) equal to the fair market value of that fraction based upon the average of the closing bid prices of the Common Stock as reported on the NASDAQ Capital Market for each of the five trading days immediately preceding the effective date of the Certificate of Amendment.

Effective on the commencement of trading on the NASDAQ Capital Market on October 24, 2008, the Common Stock began trading under a new ticker symbol, SCKTD (which reflects the Reverse Stock Split). The Common Stock will trade under this symbol until November 21, 2008 after which time it will revert to trading under the symbol SCKT.

A copy of the Certificate of Amendment effecting the Reverse Stock Split and a copy of the press release announcing the foregoing are attached hereto as Exhibits 3.1 and 99.1 respectively and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation of Socket Mobile, Inc. filed with the Secretary of State of the State of Delaware on October 23, 2008.
99.1	Text of press release, dated October 24, 2008, titled "Socket Mobile Effects a One for Ten Reverse Stock Split."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: October 24, 2008	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation of Socket Mobile, Inc. filed with the Secretary of State of the State of Delaware on October 23, 2008.
99.1	Text of press release, dated October 24, 2008, titled "Socket Mobile Effects a One for Ten Reverse Stock Split."